INDEPENDENT TECHNICAL REPORT CONFIRMS WHITE MOUNTAIN RESOURCE ESTIMATE

VANCOUVER, British Columbia, April 29, 2008 - White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC BB:WMTM.OB - News) reports that Thomas A. Henricksen, PhD., an independent professional consulting geologist and a qualified person under Canadian Securities Administrators National Instrument 43-101 (“NI 43-101”), was retained to prepare an updated, NI 43-101 compliant technical report on the Cerro Blanco property.

In a report dated February 25, 2008, Mr. Henricksen confirmed a current estimate as of February 25, 2008 of rutile resources at Las Carolinas and La Cantera, two of four prospects identified thus far on the property. Under CIM classifications, his estimate is comprised of measured (7,144,000 tonnes grading 2.31% TiO2) and indicated (25,752,000 tonnes grading 2.21% TiO2) resources of 32.9 million tonnes grading 2.23% TiO2 at a cut-off grade of 1.0% TiO2 and inferred resources of 132 million tonnes grading 2.1% TiO2 at a cut-off grade of 1.0% TiO2.

These estimates are based on extensive geological mapping, surface sampling and 14,078 meters of drilling. Phelps Dodge Corporation (a previous property owner) completed 1,117 meters of diamond drilling and 6,799 meters of percussion drilling in 1992 and 1993. The Company carried out additional diamond and reverse circulation drilling in 2006 and 2007. Whole rock analyses were carried out on 25 diamond drill holes and 8 of the original Phelps Dodge percussion drill holes were twinned by the Company.

A geological model was built in 50 meter spaced Northeast sections with a 25 meter influence on either side. Eight sections were modelled using GEMCOM software. Lateral influence for drill holes located at the edges of the modelled bodies was a maximum of 25 meters. Vertical influence of the bottom of each drill hole was 20 meters. Polygons were then imported as 3-D rings and transformed using GEMCOM software. Forty plans were constructed, spaced every 10 meters starting at 1,120 meters down to 730 meters above sea level. Each plan had a 5 meter influence. Three meter sample lengths were used. Statistical analysis for TiO2 grades were carried out for each modelled zone. The search radius used for measured, indicated and inferred resources was 40, 70 and 100 meters respectively which is considered reasonable based on the geology and structural features. A block model validation and graphical validation were also performed and the correlation results were reliable.

Mr. Henricksen’s resource estimate supersedes all previous estimates. Therefore the Company advises that information previously disclosed on it’s website regarding resources has been withdrawn and that a news release dated May 22, 2007 respecting the resources has been retracted and further advises that investors should not rely on such resource information because it was not in compliance with the CIM classifications referenced in NI 43-101.

The Company’s website at www.wmtcorp.com has been changed by deleting references to a Company PDF investor slide presentation and a third party research report on the Company and Cerro Blanco project prepared by Proteus Capital as certain economic information contained in these documents is not permitted by Canadian securities regulations and policies. The above deleted information should not be relied upon. The Company’s website has been updated to include references to the Henricksen Report of February 25, 2008. Investors are directed to the Company’s filings with the SEC, in particular the disclosure in our Form SB-2, File No. 333- 129347. Copies of these filings are available for review from the SEC's website at http://www.sec.gov/edgar.shtml.

The Cerro Blanco project is at an exploration stage and the economic viability of the resources disclosed in this release has not been demonstrated and there is no guarantee that further work will demonstrate such economic viability.

For clarification, under NI 43-101 inferred resources are considered too speculative geologically to be included in an economic analysis and they would need to be upgraded to a higher classification before their inclusion in a preliminary feasibility study and there is no guarantee that further exploration would result in such an upgrade.

For further clarification, White Mountain is not a reporting issuer in Canada and its shares do not trade on any Canadian Exchange. White Mountain has been and remains in full compliance with Securities and Exchange Commission policies in the United States, that country being the Company’s jurisdiction of incorporation and where its shares are quoted for trading.

The technical information is this release has been reviewed for inclusion in this release by Thomas A. Henricksen, a qualified person.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the possible planned rutile concentrate output. It would be the intention to sell the rutile concentrate to paint and pigment producers. Work also continues to investigate the possible commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed or does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward- looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Note to U.S. Investors concerning estimates of Measured and Indicated Resources. This release uses the terms “measured” and “indicated resources”. We caution U.S. investors that while those terms are recognized and required by Canadian Securities Administrators pursuant to National Instrument 43 101, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. Note to U.S. Investors concerning estimates of Inferred Resources. This release uses the term “inferred resources”. We caution U.S. investors that while this term is recognized and required by Canadian Securities Administrators pursuant to National Instrument 43 101, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian Securities Administration rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre feasibility studies. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. U.S. investors are urged to consider closely the disclosure in our Form SB-2, File No. 333- 129347. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President
56 2-231-5780
Brian Flower, Chairman
604-408-2333